[LOGO, STANDARD MOTOR PRODUCTS]


FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                  James J. Burke
                                                   Standard Motor Products, Inc.
                                                                  (718) 392-0200

                                                                    Jennifer Tio
                                                Maximum Marketing Services, Inc.
                                                            (312) 226-4111 x2449
                                                   Jennifer.tio@maxmarketing.com

                     STANDARD MOTOR PRODUCTS, INC. ANNOUNCES
             REPURCHASE OF SHARES AND PREPAYMENT OF PROMISSORY NOTE

New York, NY, December 29, 2005......Standard Motor Products, Inc. (NYSE: SMP),
an automotive replacement parts manufacturer and distributor, announced today that it has repurchased 1,378,760 shares of its common stock from Dana Corporation in a privately negotiated transaction and also prepaid at a discount an unsecured promissory note in the principal amount of $15,125,000 plus accrued interest also held by Dana. The aggregate purchase price for these transactions was $26.4 million. The shares, which represent approximately 7% of its outstanding shares, and the promissory note were initially issued to Dana in connection with the Company's acquisition of Dana's engine management business in 2003. The Company expects the transaction to be slightly accretive to its 2006 earnings per share.

Mr. Lawrence Sills, Standard Motor Products' Chairman and Chief Executive Officer, said, "We are pleased to announce this transaction with Dana. We believe that this transaction represents an attractive investment at current levels and will give us financial flexibility for the future. In addition, we believe that this transaction will provide value to all of our shareholders."

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management's expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release, are those detailed from time-to-time in prior press releases and in the company's filings with the Securities and Exchange Commission, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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                   37-18 Northern Blvd., Long Island, NY 11101
                                 (718) 392-0200
                                 www.smpcorp.com